Exhibit 99.(k)(1)

Transfer Agency and Service Agreement

By and Among

Each of the Prudential Investments Closed-End Companies

Listed on Exhibit A Hereto

and

Computershare Trust Company, N.A.

and

Computershare Inc.

AGREEMENT effective as of the         day of                           , 2012 (“Effective Date”) by and among each of the Prudential Investments closed-end investment companies, severally and not jointly, set forth in Exhibit A hereto, having its principal office and place of business at Gateway Center 3, 100 Mulberry Street, 4th Floor, Neward, NJ 07102 (collectively, a “Company”), and Computershare Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, having its principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, the “Transfer Agent” or “Agent” and individually, “Computershare” and the “Trust Company”, respectively).

WHEREAS, Company desires to appoint Trust Company as sole transfer agent and registrar to perform those transfer agent and registrar duties set out in Securities and Exchange Commission (“SEC”) rules and regulations, and administrator of its dividend reinvestment plan or direct stock purchase plan, and Computershare as processor of all payments received or made by Company under this Agreement;

WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.        CERTAIN DEFINITIONS.

1.1         “Account” shall mean the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2         “Affiliate” or “affiliate” shall mean, as to any Person, a Person that, directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with, a Person. “Control” (including the terms “controlled by” and “under common control with”) shall mean the power, direct or indirect, to vote or direct the voting of five (5) percent or more of the voting stock of such Person or to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise, including but not limited to subsidiaries of Transfer Agent.  “Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, association, government or other entity.

1.3  “Agreement” shall mean this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.4   “End Date” shall mean the later of (i) the expiration or termination of the Term and (ii) the last day of the Termination Assistance Period (as described below).

1.5   “Plan or Plans” shall mean any Dividend Reinvestment, Direct Stock Purchase, or other investment programs administered for  a Company.

1.6  “Services” shall mean all services performed or made available by Transfer Agent and its Employees pursuant to this Agreement, all services described in Section 2.1, and any services provided by Computershare, the Trust Company, and/or the Transfer Agent under this Agreement.

1.7  “Share” shall mean Company’s common stock, and Company’s preferred stock, with respect to each Company, if any, each with a par value  or, in the case of preferred stock, a liquidation preference, as described on Exhibit A, authorized by Company’s Articles of Incorporation or Declaration of Trust, as applicable, and other classes of Company’s stock to be designated by Company in writing and which Transfer Agent agrees to service under this Agreement.

1.8  “Shareholder” shall mean the holder of record of Shares of a Company.

1.9  “Shareholder Data” shall mean all information maintained on the records database of Transfer Agent concerning Shareholders.

1.10   “Termination Assistance Period”  shall mean a specific period of time designated by Company within thirty (30) days following a termination notice, continuing for a period of six months after the effective date of termination (which effective date shall be as set forth in the termination otice), during which Transfer Agent shall provide Termination Assistance Services.

1.11   “Termination Services”  shall mean any additional new services to be provided by the Transfer Agent, as mutually agreed upon by the parties, during the Termination Assistance Period in order to facilitate the transfer of Services to Company or a successor transfer agent.

1.12   “Termination Assistance Services” means (i) the Services (and any replacements thereof or substitutions therefore) under this Agreement and as set forth in Exhibit B to the extent Company requests such Services during the Termination Assistance Period; (ii) Termination Services and (iii) Transfer Agent’s reasonable cooperation with Company or another service provider designated by Company in order to facilitate the transfer of Services to Company or such other service provider.

1.13   “the 1940 Act” shall mean the Investment Company Act of 1940, as amended.

2.              APPOINTMENT OF AGENT; SERVICES TO BE PERFORMED.

2.1   Services.  Transfer Agent and its employees, officers, directors, agents, Affiliates, subsidiaries, representatives, subcontractors, and partners if applicable (referred to in this Agreement individually, as an “Employee” and collectively, as “Employees”) shall provide Services to a Company as described in this Agreement, including, but not limited to, (i) the transfer agent services (described herein in this Section 2.1, Section 3.1 and Section 3.2 as well as any exhibits hereto); (ii) the Internet Services (described in Section 3.3), (iii) the Dividend Reinvestment Plan Services (described in Section 4), (v) Termination Assistance Services (described in Section 12.5, (vi) the Additional Services (described in Section 6), and (vii) Other Services Required by Law (described in Section 7.5),  (collectively, the “Services”).  The obligations of the two companies comprising Transfer Agent are joint and several.  Notice or consent by either of Computershare or Trust Company shall constitute notice or consent by Transfer Agent for all purposes of this Agreement.  References herein to “both parties” shall refer to Company and Transfer Agent.  For the avoidance of doubt and notwithstanding anything to the contrary contained herein, Transfer Agent is and shall be liable for the due performance of all Services under this Agreement, whether performed directly by Agent or by an Employee of Agent.  Transfer Agent shall perform the Services in a commercially reasonable manner so as to minimize the Out-Of-Pocket Expenses (as defined below) incurred by Transfer Agent.  In addition, Transfer Agent shall obtain the lowest possible postage rates for all shareholder mailings, where available and practical, and will perform all functions, where practicable, to maximize postage discounts as provided under current and future postage regulations.

2.2  Appointments.  Company hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares to perform those transfer agent and registrar duties set out in SEC rules and regulations,  and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of  payments received or made by or on behalf of Company under this Agreement, and Trust Company and Computershare accept the respective appointments. Transfer Agent is engaged in an independent business and will perform its obligations under this Agreement as an agent of Company.  In addition, Transfer Agent’s Employees are not employees of, or agents of a Company, and are not entitled to any of Company’s employee benefits. Company shall not be liable for payment of any benefits to any of Transfer Agent’s Employees, including but not limited to workers’ compensation, disability benefits or unemployment insurance, nor shall Company be liable for withholding or paying employment related taxes for Transfer Agent or its Employees.

2.3  Documents.   In connection with the appointments herein, Company has provided or will provide the following appointment and corporate authority documents to Transfer Agent:

(a)          Copies of resolutions appointing Trust Company as the transfer agent;

(b)         Specimens of all forms of outstanding Share certificates, in forms approved by the Board of Directors of Company, with a certificate of the Secretary of Company as to such approval;

(c)          Specimens of the signatures of the officers of Company authorized to sign stock certificates and authorized to sign written instructions and requests;

(d)         An opinion of counsel for Company addressed to both Trust Company and Computershare with respect to the following:

(i)             Company’s organization and existence under the laws of its state of organization;

(ii)          The status of all Shares of Company covered by the appointment under the Securities Act of 1933, as amended (the “1933 Act”); and

(iii)       That all issued Shares are, validly issued, fully paid and non-assessable; and

(e)          A certificate of Company as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options.

2.4  Records.  .
Transfer Agent shall prepare, keep and maintain accurate and complete records relating to the Services (including, without limitation, records showing for each Shareholder of record of the Company the number of Shares of capital stock of the Company held by such Shareholder and the date such Shares were acquired; and, with respect to Shares issued through a Plan, all records relating to the purchase or sale of Shares under the Plan, including, without limitation, the prices of the Shares acquired through the Plan and any fees paid in such acquisition) (i) in accordance with Securities and Exchange Commission regulations applicable to transfer agents, including without limitation transfer agents to registered investment companies; and (ii) in such a manner as to provide for the prompt and accurate production of such records upon the request of the Company, subject to any legally required record retention periods.  Transfer Agent agrees that all such records prepared or maintained by it relating to the Services are the property of Company and will be preserved, maintained and made available promptly in accordance with the requirements of law, and the confidentiality obligations under this Agreement, and will be surrendered promptly to Company in accordance with its request.

2.5  Shares. Company shall, if applicable, inform Transfer Agent as soon as reasonably practicable and if possible in advance as to (i) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any stock certificate of any legend restricting the transfer of such Shares, or the substitution for such certificate of a certificate without such legend; (ii) any authorized but unissued Shares reserved for specific purposes; (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (iv) reserved Shares subject to option and the details of such reservation; (v) any stock split or stock dividend; and (vi) any other relevant event or special instructions which may affect the Shares; and shall promptly notify Transfer Agent of any bankruptcy, insolvency or other proceeding regarding Company affecting the enforcement of creditors’ rights.

2.6  Certificates.  To the extent a Company issues share certificates, Company shall provide Transfer Agent with (i) documentation required to print on demand stock certificates, or (ii) an appropriate supply of stock certificates which contain a signature panel for use by an authorized signor of Transfer Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.7  Mutual  Responsibility.  Each party shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required in the case of  Transfer Agent for the carrying out or performing by Transfer Agent of the provisions of this Agreement and in the case of Company for the use of the Services and the carrying out or performing by Company of the provisions of this Agreement.

2.8. Company Audit.

(a)           Transfer Agent shall, upon reasonable written notice and at mutually agreed times, allow a Company, its auditors and/or its regulators, to inspect, examine, test and audit from time to time that portion of Transfer Agent’s books and records, policies and procedures, as such books, records, policies and procedures pertain to the Services, as they relate to billing or invoicing only, including, but not limited to, purchase orders, documentation of initiation or placement of each order, date, time and place of delivery of each shipment and cost, including applicable sales tax, of each order.

(b)           Until the End Date, Company shall have the right, upon twenty (20) business days written notice, from time to time but not more than annually, to review, examine and/or audit that portion of Transfer Agent’s books and records, policies and procedures pertaining to (i) controls and processes not within the scope of a SSAE 16, AT 101, or equivalent audit (“SSAE 16 Audit”) performed by Transfer Agent within the previous calendar year and (ii) controls and processes within the scope of such SSAE 16 Audit that led to an exception under the results of testing in such audit.  Notwithstanding the foregoing, if Transfer Agent does not provide Company with SSAE 16 Audit findings for a previous calendar year during any calendar year of the Term, Company may audit any controls and processes in connection with Transfer Agent’s performance of the Services.

(c)           Notwithstanding the foregoing, Transfer Agent may, in its sole discretion, prohibit a Company from entering certain areas of its facilities for security reasons, in which case Transfer Agent will provide a Company with alternative access to the records, documents, other information or personnel in such restricted area, to the extent reasonably possible. Transfer Agent shall cooperate reasonably and in good faith with a Company’s auditors to ensure a prompt and accurate audit. Each Company agrees to compensate Transfer Agent for all reasonable Out of Pocket Expenses incurred in connection with any audit under Section 2.8 (a) or (b) above (each an “Audit”), and also agrees to compensate Transfer Agent, in accordance with the Transfer Agent fee schedule in effect at the time of such Audit, for the time of each Transfer Agent employee is required to assist such Audit; provided, however, that in no event shall a Company be charged for the time incurred by Transfer Agent’s relationship management employees required to assist such Audit.

3.              STANDARD SERVICES.

3.1  Share Services. Transfer Agent shall perform the Share Services set forth in the Fee and Service Schedule (“Fee and Service Schedule”) attached hereto as Exhibit B and incorporated herein.  Further, Transfer Agent shall issue and record Shares as authorized, hold Shares in the appropriate Shareholder Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2  Replacement Shares.  If a Company issues Share certificates, Transfer Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Transfer Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Transfer Agent that such certificates have been acquired by a bona fide purchaser.  Transfer Agent may, at its option, issue replacement Shares for mutilated stock certificates upon presentation thereof without such indemnity.  Transfer Agent may, at its sole option, accept indemnification from Company to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.

3.3  Internet Services.  Transfer Agent shall make available to Company and Shareholders, through www.computershare.com (“Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities and this together with  Transfer Agent’s or its Employee’s computer systems used to run such web site shall be referred to as “Internet Services”.  The following additional terms shall apply to Internet Services:

(a)          The Internet Services are included within the definition of Services as used in this Agreement.

(b) Transfer Agent hereby grants to Company, and it employees, agents and contractors a world-wide, non-exclusive, irrevocable, license during the term of this Agreement to access and use Transfer Agent’s web site and any computer systems used in connection with provision of the Services.     Notwithstanding anything to the contrary in this Agreement, the license granted to Company by Transfer Agent hereunder shall remain irrevocable in nature and may not be terminated or revoked by Agent except in the event that (i) the Agreement is terminated and any Termination Assistance Period is completed; (ii) such termination or revocation is required by applicable laws; and/or (iii) Transfer Agent reasonably believes after due inquiry that a Company employee  has used the license in a manner other than as contemplated by this Agreement in which case Transfer Agent will work with Company to deactivate that individual’s user ID and password.  In relation to clause (iii), Transfer Agent shall make available a new user ID and password to Company for use by another Company employee to ensure that Company may have use and access to information related to the Services.   In addition, Transfer Agent may revoke Company’s license to use any web site provided as part of the Services in  the event that a court of competent jurisdiction determines that Company’s use of the web site is not otherwise authorized by this Agreement and that court issues an injunction or preliminary or temporary injunction refraining Company from continuing such unauthorized use, provided that, upon Company’s receipt of written notice of such injunction or preliminary or temporary injunction, Company does not otherwise cease such unauthorized use to Agent’s reasonable satisfaction within ten (10) days thereafter.  The parties further agree that any website provided by or through Transfer Agent as part of the Services may be unavailable to Company and any other customers of Transfer Agent for periods of time due to scheduled maintenance of such website.

(c) Transfer Agent shall take reasonable steps to prevent unauthorized access to its computer systems, any restricted areas of its web site, and any databases or files containing Company’s Confidential Information (as defined below), which steps shall in all cases be  consistent with and as protective as those afforded by (i) industry standards, (ii) the data security and privacy obligations, policies and procedures described in this Agreement, and (iii) any and all applicable laws (including those related to data security and privacy).  Transfer Agent shall ensure that only authorized end users have Internet Access to the Services and only for the purposes authorized by this Agreement.  Transfer Agent shall take reasonable steps to prevent unauthorized destruction, alteration or loss of Company information (including but not limited to Company Confidential Information) contained in computer systems used by Transfer Agent or its Employees to perform all or part of the Services, which steps shall in all cases be consistent with and as protective as those afforded by the text of clauses (i), (ii), and (iii) above in this Section.  Transfer Agent shall promptly notify Company of any known security breaches or areas of vulnerability, or any attempts by third parties to obtain unauthorized internet access to Company’s Confidential Information, as more fully set forth in Section 11.   Notwithstanding the foregoing, Transfer Agent is not obligated to notify Company under this section with respect to attempts which constitute pings of Transfer Agent’s firewall.  Transfer Agent shall maintain an audit log of the Services accessed through internet access, which it shall make available to Company promptly upon request.  To maintain the integrity of its computer systems and the Services, Transfer Agent shall install all security upgrades and patches with respect to its computer systems and Services as soon as reasonably possible.  If Transfer Agent is provided with access to Company’s computer systems, in connection with this Agreement, Transfer Agent will be required to execute a separate system access agreement before such access will be granted.  Transfer Agent’s obligations under this clause are in addition to, and not in lieu of, any obligations of Transfer Agent under this Agreement.

(d) Company shall be entitled to review and provide feedback on any terms and conditions including, but not limited to, shrink-wrap, click wrap, on-line disclaimers and posted terms and conditions, that Shareholders or any end users (accessing web site on behalf of the Company) must accept in order to utilize the account access site.  Transfer Agent specifically agrees that any language or provisions contained in Transfer Agent’s electronic communications or on Transfer Agent’s web site are of no force and effect on Company and Transfer Agent if such language or provisions conflict with the terms of this Agreement and/or create liability, indemnity and/or other obligations as between Company and Transfer Agent not specifically otherwise set forth in this Agreement.

3.4     Proprietary Information.  Company agrees that the databases, programs, screen and report formats, interactive design techniques, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Company by Transfer Agent as part of the Services are under the control and ownership of Transfer Agent or a third party (including its affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”).  In no event shall Proprietary Information be deemed Shareholder data.  Based upon representations from Transfer Agent, Company acknowledges that Proprietary Information may be of substantial value to Transfer Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 11 of this Agreement.  Company shall take reasonable efforts to advise its employees and agents of its obligations pursuant to this Section 3.4.

3.5           Third Party Content.  Transfer Agent may obtain stock price information included in the Services from third parties, and such third parties are solely responsible for the contents of such information and Company agrees to make no claim against Transfer Agent arising out of the contents of such information, including, but not limited to, the accuracy thereof.

3.6           Compliance with Laws.  Transfer Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.  Transfer Agent is now and at all times during the Term and through the End Date shall remain, and shall be liable for any failure by its Employees to so be and remain, in compliance with and will conduct all Services and work pursuant to this Agreement in accordance with all federal, state and municipal laws, rules, regulations and ordinances as they may be amended or modified from time to time and applicable to Agent.

4.              DIVIDEND REINVESTMENT PLAN SERVICES.

4.1   The Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by Company, and certain other services that the Trust Company may subcontract to Computershare as permitted by applicable law (e.g. ministerial services).

4.2   The Transfer Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

5.  COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.

5.1   Declaration of Dividends.  Upon receipt of written notice from the President, any Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer of Company declaring the payment of a dividend or other distributions, Computershare shall disburse such payments provided that in advance of the applicable check mailing date, Company furnishes Computershare with sufficient funds.  The delivery of such funds to Computershare for the purpose of being available for the payment of dividends or other distributions from time to time is not intended by Company to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

5.2    Stop Payments.  Company hereby authorizes Computershare to stop payment of checks issued in payment of dividends or for sales proceeds, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Subject to the terms of Section 9.3 and Section 10, Company shall indemnify Transfer  Agent against any loss or damage resulting from reissuance of the checks provided that this indemnification shall not apply if such loss or damage results from Transfer Agent ‘s errors, negligence, gross negligence, willful misconduct, fraud, the failure to comply with Company’s security standards for checks (such standards to be provided by Company to Transfer Agent in writing), and/or other breach of this Agreement by Transfer Agent. In any instance whereby Transfer Agent is notified by any institution or individual, of a claim for payment as a holder in due course related to activity in Company’s accounts at Transfer Transfer Agent, aside from the normal check presentment process, (e.g. request for payment as a holder in due course), and Transfer Agent determines that Company is liable for the payment of such claim, Transfer Agent will contact Company as soon as reasonably practicable and will supply Company with all available information to assist them in determining a course of action.

Company will respond to such notifications and provide written consent where appropriate to Transfer Agent in a timely fashion and reimburse Transfer Agent for any costs/expenses that may be incurred due to a delay in payment of the claim.

5.3   Tax Withholding.  Company hereby authorizes Computershare to deduct from all dividends declared by Company and disbursed by Computershare, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

5.4     Plan Payments.  Company hereby authorizes Computershare to receive all payments made to a Company (i.e. optional cash purchases) or the Transfer Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to a Company.

5.5   Bank Accounts. Company acknowledges that the bank accounts maintained by Computershare in connection with the Services will be in an account in  the name of Computershare as agent for the Company for the benefit of the Shareholders.  Company further acknowledges that Computershare may receive investment earnings in connection with the investment at Computershare’s risk in those accounts; provided, however that Computershare will not charge Company any banking fees, service charges, or costs related to such account.  Company shall have no liability to the bank holding such account for any fees, service charges, or costs related to such account.

6.             ADDITIONAL SERVICES.  To the extent that Company elects to engage any entity other than Transfer Agent (“Vendor”) to provide any additional transfer agent related services for the Company (e.g. plans, restricted stock, corporate actions, etc.), Company shall give Transfer Agent or its affiliates an opportunity to bid on such services  if reasonably practicable under the circumstances and provided that there is no outstanding dispute between the parties under this Agreement.  Company may in its sole discretion accept or reject any bid proposed by Computershare for such services.

7.              FEES AND EXPENSES.

7.1  Fee and Service Schedules.  For the Services performed to Company’s reasonable satisfaction and in accordance with the terms of this Agreement, Company will only  pay Transfer Agent the fees  for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule for the initial term of the Agreement (the “Initial Term”).  Sixty (60) days before expiration of the Initial Term or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will negotiate in good faith and agree upon a Fee Schedule for the upcoming Renewal Term.  Transfer Agent’s out-of-pocket expenses shall be at cost (without any markup) and shall be direct pass-through materials and supplies expenses associated with the Services (“Out of Pocket Expenses”).    The parties further agree subject to the terms of this paragraph, that with regard to Out of Pocket Expenses and related Services:

(a)          Transfer Agent’s internal cost allocations shall not be included as Out-of-Pocket Expenses, it being expressly understood and agreed that any and all inter-company fees, cost allocations or charges, direct or indirect, under service agreements or otherwise, constitute internal cost allocations for purposes of this Agreement, and are excluded from Out-of-Pocket Expenses.

(b)         Prior to providing any Services which will be charged to Company as Transfer Agent’s Out—of-Pocket Expenses (excluding any Out-of-Pocket Expenses under $5,000 for any single item), Transfer Agent shall provide Company with reasonable prior written notice of such costs and provide Company with the opportunity to request and approve bids for such Out-of-Pocket Expenses prior to Transfer Agent, any Employee of Transfer Agent or any third party, being engaged by to perform such Services.

(c)          Transfer Agent shall bill at its cost any direct pass-through expenses associated with Services performed by third party vendors engaged by Agent and Agent will, if such expenses amount to  five thousand dollars  ($1,000) or more, provide supporting documentation that reflects the fact that any such expenses are at cost, for such expenses in accordance with the terms of this Agreement,

(d)         Postage will be charged at cost and all applicable postage discounts will be passed back to Company and may result in Company costs that are less than those outlined in the relevant schedules and exhibits attached hereto.

7.2     Conversion Funds.  If applicable, conversion funding required by any out of proof condition caused by a prior agent’s services shall be advanced to Transfer Agent prior to the commencement of Services.

7.3     Invoices.  Company agrees to pay the correct and undisputed amount of an invoice for Services provided in accordance with the terms of this Agreement within 30 days of Company’s receipt of Transfer Agent’s invoice.  In the event of Company in good faith disputes an invoice or portion thereof, Company  will promptly notify Transfer Agent in writing of such dispute and may only withhold that portion of the fee or expense subject to such dispute.  Company shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount.  If no agreement is reached, then such disputed amounts shall be settled in accordance with the terms of this Agreement and as may be required by law or legal process.

7.4  Late Payments.  The failure by a Company to pay a correct and undisputed invoice within 60 days after receipt of such invoice shall constitute a material breach pursuant to Section 12.4 below.  Transfer Agent shall provide such Company with written notice of such material breach and Transfer Agent may terminate this Agreement for such material breach  if Company fails within 30 days to cure such breach.

7.5  Taxes.  In addition to the fees payable hereunder, all applicable taxes related to Company’s acquisition of the Services shall be specifically stated and billed to Company by Transfer Agent if Transfer Agent is obligated to collect such taxes.  Transfer Agent shall indicate on any invoice the jurisdiction, or jurisdictions as the case may be, for which any such tax was charged.  Transfer Agent shall remit all such taxes collected from Company to the appropriate taxing authority.  Company shall not be liable for interest and penalties associated with a failure by Transfer Agent to timely and appropriately collect and remit any such tax to the appropriate tax authority, unless such failure was due to Company’s failure to timely pay to Transfer Agent the taxes reflected on invoices to the Company.

(a) In those states in which Transfer Agent has no obligation to collect sales, use or similar tax and only in those states in which Company has an obligation to report and remit sales, use or similar tax, Company shall be liable for payment directly to such taxing authority of any sales, use or similar tax imposed in connection with the Services.

(b)           Transfer Agent further agrees that in the event that Transfer Agent has no obligation to collect and remit sales, use or similar tax, Transfer Agent shall not include any such tax on any invoices or payment requests.  Further, if Transfer Agent does erroneously include such tax that Company is not required to remit, and Company does remit such tax to Transfer Agent, Transfer Agent shall reimburse Company for such erroneously charged tax.

(c)           If Transfer Agent is notified by any jurisdiction that it had an obligation to collect sales, use or similar tax from Company, and Transfer Agent has failed or neglected to include such tax in its invoice to Company, Transfer Agent shall so advise Company in a timely manner and Transfer Agent shall allow Company the right to actively participate in the contest or settlement of this issue.  If the resolution of this issue is held to be taxable, Company shall promptly remit such tax to Transfer Agent or shall demonstrate that the tax has already been paid by Company to the taxing authority.

7.6  Services Required by Law. The parties acknowledge and agree that any services required by applicable laws that were promulgated, and/or enacted and became effective prior to the Effective Date, are already included as part of the Services set forth in this Agreement.  Any services required by applicable laws that were promulgated and/or enacted on and become effective after the Effective Date of this Agreement may not be part of the Services, and, subject to a Company’s prior written consent, which shall not be unreasonably withheld, the fees and costs for such Services shall be allocated to a Company and other customers on a pro rata basis according to each customer’s use of such Services, and the parties shall amend this Agreement to augment the Services and, if applicable, the additional fees and costs thereof. Upon a Company’s request, Transfer Agent shall provide a Company with documentation to support the proposed fees and costs for such services.

8.              REPRESENTATIONS AND WARRANTIES.

8.1         Transfer Agent.  Transfer Agent represents and warrants to Company that:

(a)          Governance.

Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement.

(b)         Compliance with Laws. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary action and constitutes the legal, valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Transfer Agent, (iii) Transfer Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Transfer Agent is a party.

(c)          Neither the Services, the Proprietary Information, nor any portion of any of the foregoing violate any patent, copyright, trade secret or other property right of any other party.

(d)         Transfer Agent shall have, and until the End Date will maintain, and shall be liable for any failure by its Employees to so have and maintain, all consents, permissions or licenses necessary to perform the Services hereunder.  Without limiting the foregoing, Transfer Agent is a registered transfer agent subject to regulation and inspection by the Securities and Exchange Commission.

(e)          Any stationary, packaging or other materials used by Transfer Agent (including such items that may be provided by Employees) in the provision of the Services shall be of merchantable quality and conform to the specifications set forth in this Agreement.

(f)            Transfer Agent shall (x) ensure that all its employees (including  full-time, part-time and temporary employees), and (y) use reasonable care to determine that all other all persons providing Services under this Agreement, are  eligible to work and accept employment in the United States pursuant to applicable laws; and Transfer Agent shall take appropriate actions if it learns that any person providing Services is subject to any legal or contractual restraints prohibiting working or the exercise of skills, including employment agreements or non-competition agreements with other or former employees. Transfer Agent further represents, warrants and covenants that prior to assigning any employee to provide Services hereunder, Transfer Agent shall, at its own expense, conduct an investigation regarding the individual’s background as set forth in Exhibit D.  Transfer Agent shall not, without the prior written authorization from a Company, assign any person to Company who has been convicted of, pled guilty to or pled nolo contendere to a crime involving breach of trust, dishonesty, injury or attempted injury to any property or person.  In addition, from time to time during the term of this Agreement, Company may, in its sole discretion, require that Transfer Agent provide to Company a written certification from an authorized officer of Transfer Agent (in a form acceptable to Company) indicating that such background checks have been performed in accordance with this Section and the terms of Exhibit D.

(g)         Transfer Agent is now and at all times during any term of this Agreement and through completion of any Transition Services shall remain, and shall be liable for any failure by its Employees to so be and remain, in compliance with and will conduct all Services and work pursuant to this Agreement in accordance with all federal, state and municipal laws, rules, regulations and ordinances as they may be amended or modified from time to time applicable to transfer agents.

(h)         Upon Company’s request and at a cost to be agreed upon by the parties, Transfer Agent shall provide to Company and/or third parties in a timely manner any or all data files relating directly to Company in a format reasonably acceptable to Company.  All costs associated with the customizations of files to meet Prudential’s specifications will be paid by Company at a cost not to exceed two hundred dollars ($200) per hour programming.

(i)             At Company’s sole cost and responsibility, Transfer Agent will reasonably cooperate, and will be liable for  cooperation by its Employees, with Company in complying with regulatory authorities’ (or similar entities’) requirements, conditions imposed in connection with Company’s relief therefrom or recommendations, including but not limited to, executing any documents and/or certifications reasonably necessary or appropriate in connection therewith.

8.2  Company.  Company represents and warrants separately and not jointly to Transfer Agent that:

(a)          Governance.  It is  duly organized, validly existing and in good standing under the laws of the State in which it is incorporated as set forth on Exhibit A, and has full power, authority and legal right to enter into and perform this Agreement;

(b)         Compliance with Laws.  The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action and constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party (except for those consents that have been properly obtained)  or violate (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (iii) Company’s incorporation documents or by-laws, (iv) any material agreement to which Company is a party, or (v) exchange rules; and

(c)          Securities Act of 1933.  A registration statement under the 1933 Act has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; Company will immediately notify Transfer Agent of any information to the contrary.

9.              INDEMNIFICATION AND LIMITATION OF LIABILITY.

9.1           Mutual Indemnification.  Each party agrees to defend, indemnify, and hold harmless the other party (and its and their respective directors, officers and other employees, and all other persons and entities acting on behalf or under control of any of them) against, and hold such party (and them) harmless from, any Losses that may be sustained by that party (or them) and, in the case of Transfer Agent, its Employees, directly related to (i) any breach by a party, and in the case of Transfer Agent, of Transfer Agent and its Employees, of the representations, warranties and covenants contained in Section 8, and (ii) any gross negligence, willful misconduct, criminal conduct and/or violation or failure to comply with applicable laws of a party, and  in the case of Transfer Agent, Transfer Agent and its Employees in performance of all or a portion of this Agreement and the Services. In addition, Transfer Agent agrees to indemnify, defend and hold harmless Company from, any Losses that may be sustained by Company as a result of a third party claim that all or a portion of the Services, Proprietary Information and/or Work Product (if any) violates the patent, trademark, copyright, trade secret or other intellectual property right of any third party. The term “Losses” shall include but not be limited to costs, claims, lawsuits, settlements, judgments, penalties, damages, legal fees (including, but not limited to, reasonable fees and disbursements of counsel incurred by the indemnified party in any action or proceeding between Company and Transfer Agent or between the indemnified party and any third party), liabilities, credits, fines and expenses.

9.2           Company Indemnification.  Company shall indemnify and hold Transfer Agent harmless from and against any and all Losses in connection with (i) any action reasonably taken or omitted to be taken by Transfer Agent in accordance with any written directions (including via e-mail) given by authorized representatives or officers of Company, or pursuant to written advice given by counsel for Company and (ii) Transfer Agent’s reasonable reliance upon the records, documents, lists and ledgers provided by Company; provided that this indemnification shall not apply to any Losses for which Transfer Agent must indemnify Company under this Agreement, and that  Transfer Agent must take reasonable steps to inquire into such directions or records where they appear to contain any inconsistency or inaccuracy.  In addition, Company shall, upon the request of Transfer Agent, undertake, at Company’s expense, the defense of any third party claim brought against Transfer Agent in connection with its performance of Services in compliance with this Agreement provided that Company shall have no obligation to defend any such suit or claim which arises from or relates to Transfer Agent’s or Transfer Agent’s Employees negligence, gross negligence, fraud, willful misconduct, violation of the law and/or  breach of this Agreement, or to defend any Employee of Transfer Agent.  There are no implied indemnification obligations of Company other than as expressly set forth in this Agreement.

9.3  Limitation of Liability for Direct Damages.  Excluding                                 , Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, $100,000.

9.4  Notice.  In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

10.    DAMAGES.  No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

11.    CONFIDENTIALITY.

11.1  Definition.  “Confidential Information” shall mean any and all technical or business information relating to a party and (in the case of Company, its Shareholders), including, without limitation, financial, marketing and product development information, Proprietary Information, and the Exhibits to this Agreement, that is disclosed or otherwise becomes known to the other party or its Employees  during the term of this Agreement.  In addition, Company Confidential Information shall also include without limitation Personal Information and any nonpublic data and information provided by or on behalf of Company to Transfer Agent regarding a  Company, its investment managers and advisers, and its Shareholders and, Personal Information (as hereinafter defined). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

11.2.  Use and Disclosure.  All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care.  Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent.  However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law and provided that the agents, affiliates subcontractors and employees are bound by confidentiality terms consistent with the terms of this Agreement.  Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information.  To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 11. Notwithstanding the foregoing, Personal Information may only be disclosed with the prior written consent of Company, except to those subcontractors listed in Exhibit E or as required by law as set forth in Section 11.3 below.

11.3.  Required or Permitted Disclosure.  In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Transfer Agent for Shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order.  Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

11.4  Unauthorized Disclosure.  As may be required by law and without limiting any party’s rights in respect of a breach of this Section 11, each party will promptly:

(a)          notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)         furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)          use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

11.5  Personal Information.  The following are additional confidentiality obligations of Transfer Agent that apply to Personal Information and to the extent an obligation under Section 11 conflicts with an obligation under this Section 11.5, the terms of Section 11.5 shall take precedence and prevail.

(a)Notwithstanding anything in the contrary in this Agreement,  Transfer Agent agrees to regard and preserve as confidential all Personal Information, obtained by, accessed by, or disclosed to Transfer Agent by, or at the direction of Company and/or its affiliates or otherwise as a result of this Agreement.  “Personal Information” shall include, but is not limited to: information regarding a person’s name, address, telephone number, email address, account, policy information (if applicable), social security number, any information that identifies an individual (by name, signature, address, telephone number or other unique identifier), or any information that can be used to authenticate the person (including, without limitation, passwords or PINs, biometric data, unique identification numbers, answers to security questions, or other personal identifiers).  An individual’s social security number, even in isolation, is Personal Information.  Company business contact information is not by itself Personal Information.  Such Personal Information is also Confidential Information of Company as described under this Section 11; provided, however, that the exclusions from the definition of Confidential Information contained in Section 11.1 of this Agreement does not apply to Personal Information.

(b)_Transfer Agent agrees (i) to use Personal Information solely in the manner contemplated and authorized by this Agreement, and (ii) not to disclose, or to permit, contractually or otherwise, its Employees to disclose, Personal Information without Company’s prior written consent, except as set forth in this Section 11 or except to law enforcement in order to assist in the investigation of potential fraud, in which case, Agent will provide Company with notification of such disclosure.  Upon termination of this Agreement or completion of the Services contemplated in this Agreement, or any time Company may so request, Transfer Agent shall promptly return to Company or destroy all Personal Information in its possession. Destruction or disposal of records containing Personal Information (including, but not limited to, active and back-up electronic copies of such Personal Information) may be achieved, at Company’s option, through prompt delivery of the Personal Information to Company or destruction pursuant to Agent’s written policy governing such destruction and in a manner that renders the Personal Information unreadable and undecipherable by any means.  Upon any required or requested destruction or disposal of Personal Information, Transfer Agent shall promptly certify in writing to Company, in a form acceptable to both parties, that all such Personal Information has been returned or destroyed.  Irrespective of whether Agent’s service agreements and subcontracts contain comparable restrictions, Transfer Agent shall be liable for any unauthorized use or disclosure of, and return to Company upon termination of this Agreement, Personal Information by Transfer Agent’s Employees.  Notwithstanding the foregoing, Agent and Employees shall not be required to return or destroy Personal Information (i) contained in paper records that are commingled with information of other customers of Transfer Agent or its Employees and (ii) that Transfer Agent or its Employees are otherwise permitted to retain in their respective archives to the extent required by applicable law or court order, in which case it will be destroyed pursuant to Transfer Agent’s or the applicable Employee’s record retention and destruction procedures in a manner that renders the Personal Information unreadable and undecipherable by any means, but in any event within fifteen (15) years following the End Date or such earlier date as Company may specify (consistent with applicable laws).    Prior to the expiration of such fifteen (15) year period, Transfer Agent shall provide Company with advance written notice of any proposed destruction of records by Transfer Agent or its Employees that contain Personal Information, and Transfer Agent shall not proceed with nor permit any destruction of records by Agent or its Employees (x) from the SCRIP system, (y) related to escheatment and/or (z) which are the subject of record hold orders from Company, without Company’s prior written consent.

(c) Transfer Agent agrees to implement and maintain a comprehensive information security program to protect Personal Information, which program shall include administrative, technical, and physical safeguards appropriate to the size and complexity of Agent and the nature and scope of its activities:

(i)            to ensure the security and confidentiality of Personal Information;

(ii)           to protect against any anticipated threats or hazards to the security or integrity of such Personal Information; and

(iii)          to protect against unauthorized access to or use of Personal Information which could result in substantial harm or inconvenience to Company customers or Shareholders (and indirectly, Company).

(d)Agent’s obligations as set forth in this Section 11 shall survive the expiration, termination or rescission of this Agreement and continue in full force and effect as to any Personal Information retained by Agent under this Agreement.

(e)  Agent shall notify Company, promptly and without unreasonable delay, but in no event more than two (2) business days after learning that unauthorized access to, disclosure of, or breach in the security of Personal Information has occurred.  Transfer Agent shall notify Company promptly, after it has a reasonable opportunity to investigate, of known attempts to gain unauthorized access to, disclosure or breach the security of Personal

Information.  Any of the foregoing occurrences and/or attempts shall be referred to as a “Security Incident.”  Thereafter, Transfer Agent shall, at its own cost and expense:

(i) promptly furnish to Company full details of the Security Incident;

(ii)                                  assist and cooperate fully with Company in Company’s investigation of the Security Incident as it relates to Agent, its Employees or any third parties, including but not limited to, providing Company (under Transfer Agent’s supervision) physical access to facilities and operations affected, facilitating interviews with Employees (as permitted by Transfer Agent’s published human resources policies and at Agent’s discretion, subject to counsel and management for the Transfer Agent or Employee being present and others involved in the matter), and making available relevant records, logs, files, and data.  Nothing in this subsection shall require Transfer Agent to disclose to Company any confidential information of Transfer Agent’s other customers or Transfer Agent’s subcontractors or vendors.  Notwithstanding the foregoing, Transfer Agent reserves the right, in its reasonable business judgment, to decline Company’s request for access to certain facilities, operations, records and systems for security reasons.

(iii) cooperate with Company in any litigation or other formal action against third parties (excluding Agent and its Affiliates) deemed necessary by Company to protect its rights; provided, however, the parties shall mutually agree upon how costs and expenses incurred as a result of such cooperation shall be allocated.

(iv) promptly act to prevent a recurrence of any such Security Incident.

(v) In addition to the foregoing, Transfer Agent agrees that in the event of a Security Incident, Company shall have the sole right to determine whether it is required (i) to provide notice to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as required by law or regulation, or in Company’s discretion; and (ii) the contents of such notice, whether any type of remediation may be offered to affected persons, and the nature and extent of any such remediation.  Transfer Agent reserves the right to provide any notices that it may be required to provide by applicable laws.  In the event that the Security Incident resulted from Agent’s negligence, wrongful acts or omissions, or a breach of its obligations under the Agreement, any such notice or remediation (that Company is legally required to provide or that the parties mutually agree to provide) shall be at Transfer Agent’s cost and expense.  Transfer Agent shall have the right to review and act reasonably to approve those portions of any such notice that specifically identify Transfer Agent.

(g) Transfer Agent confirms that its treatment of Personal Information is in compliance with applicable laws with respect to privacy and data security.  The requirements of this Section 11.5 and Section 11 in its entirety apply to all Employees of Transfer Agent.  At Company’s request, Transfer Agent agrees to confirm in writing to Company, its compliance with the terms of this Section 11.5.

(h)  Upon termination of this Agreement, and/or any Services provided by any Employee, or at any time Company may so request, in addition to Transfer Agent’s obligations under this Section 11, Agent shall, and be liable for its Employees, to promptly return to Company or destroy, at Company’s option, all of Company’s Confidential Information in its possession and remove all active and back-up electronic copies of such Confidential Information on its computer system within ninety (90) days of such request by Company; provided, however, such return or destruction shall not apply to Confidential Information required to be maintained by Transfer Agent or its Employees in accordance with applicable laws or to the extent such Confidential Information is commingled with confidential information of other clients of Agent, in which case it will be destroyed pursuant to Transfer Agent’s or the applicable Employee’s record retention and destruction procedures, but in any event within fifteen (15) years following the End Date or such earlier date as Company may specify (consistent with applicable laws).  Prior to the expiration of such fifteen (15) year period, Agent shall provide Company with advance written notice of any proposed destruction of records by Agent or its Employees that contain Confidential Information, and Transfer Agent shall not proceed with nor permit any destruction of records by Transfer Agent or its Employees which are the subject of record hold orders from Company, without Company’s prior written consent.

In the event that Transfer Agent is in material breach of any provisions of this Section 11.5Transfer Agent shall promptly advise Company and take steps to remedy such breach and to cooperate fully with Company to remedy the breach.  If Company is not able to remedy such material breach as noted in Section 12.4(a), Company shall have the right to terminate this Agreement .

12.    TERM AND TERMINATION.

12.1  Term.  The Initial Term of this Agreement shall be three (3) years from the date first stated above (the “Effective Date”) unless terminated pursuant to the provisions of this Section 12.  This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.

12.2  Early Termination by Company.  Should Company terminate this Agreement prior to the expiration of the then current Initial or Renewal Term (for reasons other than for Transfer Agent’s material breach as provided in Section 12.4), Company shall pay to Transfer Agent (a) the fees and Out of Pocket Expenses incurred as of the termination date and (b) conversion costs and expenses in accordance with Section 12.3 of this Agreement.

12.3  Costs and Expenses.   In the event of the expiration or termination of this Agreement by either party (other than a termination by Company pursuant to Section 12.4 hereof), Company agrees to pay all reasonable costs and expenses associated with the movement of records and materials to Company or the successor agent, including (a) all reasonable Out-of-Pocket Expenses (subject to Section 7.1); and (b) expenses in an amount equal to 10% of the aggregate fees (not including reimbursable Out of Pocket Expenses) incurred by Company during the immediately preceding twelve (12) month period, for the standard conversion services listed on the attached Exhibit C to this Agreement; provided, however, such expense amount under this Section 12.3(b) shall in no event be less than five thousand ($5,000.00) dollars or more than $5,000 per Company, assuming the number of registered Shareholders per Company does not exceed 1,000. In the event any of the extended conversion services listed on Exhibit B are requested by Company, the fee for each extended conversion service will be $2,500.00.

12.4    Termination.  This Agreement may be terminated by a Party as follows:

(a) At any time by any Party (the Transfer Agent or a Company, referred to as the “Non-Defaulting Party”) upon a material breach of a representation, covenant or term of this Agreement by the  other party (the “Defaulting Party”) as described herein.  The Non-Defaulting Party shall give the Defaulting Party  prompt written notice of the material breach and if such breach is not cured within a period not to exceed thirty (30) days after the date such written notice thereof is received by the Defaulting Party then the Non-Defaulting Party may terminate the Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party.  In all cases, termination by a Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this agreement or otherwise against the Defaulting Party.

(b)  At any time by any Party upon the occurrence of any or all of the following events:  (a) the other Party voluntarily or involuntarily files for bankruptcy, (b) the other Party makes an assignment for the benefit of creditors, or (c) the unauthorized assignment of this Agreement by the other Party.

(c) Company may terminate this Agreement without cause by providing Transfer Agent one hundred twenty (120) days prior written notice of its intention to terminate the Agreement.

12.5    Termination Assistance.   The following applies with respect to Services provided under this Agreement:

(a)  Transfer Agent will, upon the request of Company during the Termination Assistance Period, provide the Services at the charges set forth herein and, as applicable, during, the Termination Assistance Period.

(b)           The Termination Assistance Services shall include the transfer of records and material to Company or a successor transfer agent.  Company shall pay all reasonable Out-Of-Pocket Expenses actually incurred by Agent with the transfer of such records and material to Company or a successor transfer agent (subject to the terms of Section 7).

(c) Company may request services beyond the Termination Assistance Services.  Agent shall provide such services at a rate to be determined by Agent based upon Agent’s prevailing rates at the time of termination but any such rates shall not exceed the rates paid by Company for similar Services prior to the End Date or otherwise shall be at a rate mutually agreed upon by Agent and Companying writing in the form of an amendment to this Agreement.

(d) Unless otherwise agreed upon by the parties in writing, the quality and level of performance during the Termination Assistance Period will not be lower than during the Term in any material respect.  After the End Date, or as agreed upon by the parties in writing in an amendment to this Agreement, the Agent will promptly (a) answer questions from Company or Company’s agents regarding the Services, and (b) deliver to Company any remaining reports and documentation still in Agent’s possession.  Agent will provide the Services and support provided for in this section regardless of the reason for expiration or termination of the Services provided under this Agreement.  This provision shall survive the termination of this Agreement.

(e) On the End Date, Agent shall provide Company (or a third party designated by Company) all data used by Agent in connection with this Agreement, at no additional cost to Company, in electronic, flat file format or any other format mutually agreeable to the parties.

12.6  Individual terminations.  The termination of this Agreement with respect to one Company shall not terminate, or otherwise affect, this Agreement with respect to any other Company.

13.       ASSIGNMENT.  Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Transfer Agent without the written consent of the other, and any such attempted assignment without such prior written consent shall be void and of no force or effect; provided, however, that in the event the assignee expressly assumes in writing all obligations of the assignor under this Agreement, has the required qualifications necessary to provide the Services hereunder, and provides supporting documentation reasonably acceptable to the Company that is at least as strong financially as the assignor, Transfer Agent may assign its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the Securities Exchange Act of 1934, as amended.This Section 13 shall survive any termination or expiration of this Agreement and the provisions of this Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.  No assignment or delegation of this Agreement shall release the assignor from any obligations under this Agreement, whenever incurred, without the prior written consent of the other party.

14.       SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

14.1 Subcontractors.  Except as set forth in Section 14.3, Transfer Agent may, without further consent of Company, subcontract with (a) any Affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone and mailing services).  Attached as Exhibit E is a list of subcontractors that shall have access to or use of Personal Information or perform services outside of the United States, including an indication as to which is the case. Transfer Agent shall provide Company with a current Exhibit E by the tenth (10th) business day following the end of each quarter.

With respect to any Services which are subcontracted or provided by any Employee (whether or not affiliated with the Transfer Agent): (i) Transfer Agent hereby assumes all liability and responsibility for all Employees’ compliance with and breach of the terms of this Agreement and for all acts and omissions of such Employees;

(ii) such Employees must be bound, at a minimum, by terms consistent with the confidentiality and privacy provisions set forth in this Agreement and as required by applicable laws; and (iii) Transfer Agent agrees it shall not grant any right to Employees in its agreements allowing such Employees to look to any of Transfer Agent’s clients for payment. Transfer Agent agrees to defend, indemnify and hold Company harmless from any liability for any Losses (as defined in Section 9 of this Agreement) incurred by Company as a result of the actions of any Employee as set forth in Section 9.

14.2  Unaffiliated Third Parties.  Nothing herein shall impose any duty upon Transfer Agent in connection with or make Transfer Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 14.1 of this Agreement and Employees referenced in this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Transfer Agent selected such company, Transfer Agent exercised due care in selecting the same.

14.3  Services outside of the United States.  Notwithstanding anything to the contrary in this Agreement under no circumstances shall Transfer Agent perform or cause to be performed, directly, indirectly or by Employees, any of the Services outside of the United States of America, with the exception of those Affiliates of Transfer Agent listed on Exhibit E., unless it provides prior written notice to Company and obtains the prior express, specific, written consent of Company with respect to performance of specific Services offshore and with respect to the specific offshore location from which the Services may be performed, and/or with respect to the specific Personal Information (if any) to which the Employee will have access.  Company’s consent under this Section 14.3 shall not be unreasonably withheld. In no event shall any subcontracting or delegation of duties under this Agreement relieve Transfer Agent of its obligations and liabilities under this Agreement.

15.       MISCELLANEOUS.

15.1  Notices.  Any notice, request, demand or other communication by Transfer  Agent or Company to the other pursuant to this Agreement shall be in writing and  shall be deemed to have been duly given:  (a) on the date of service if served personally on the party hereto to whom notice is to be given; (b) on the day after delivery to Federal Express or similar overnight carrier or the Express Mail Service maintained by the United States Postal Service; or (c) on the fifth (5th) day after mailing, if mailed to the party to whom such notice is to be given, by first class mail, registered or certified mail, postage prepaid and properly addressed to the other party as follows:

If to Company: Cc	100 Mulberry Street, 9th Floor Newark, N.J. 07940 Attention: Grace Torres Law Department Prudential 100 Mulberry Street, 9th Floor Newark, NJ 07940Attention: Claudia DiGiacomo

If to Transfer Agent:	Computershare Trust Company, N.A. 250 Royall Street Canton, MA 02021 Attn: General Counsel

Trust Company is solely liable for transmitting notices to Computershare, if and to the extent applicable.  Any party may change its address for the purpose of this section by giving the other party written notice of its new address in the manner set forth above.

15.2   No Expenditure of Funds.  No provision of this Agreement shall require Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

15.3  Successors.  All the covenants and provisions of this Agreement by or for the benefit of Company or Transfer Agent shall bind and inure to the benefit of their respective successors and permitted assigns hereunder.

15.4  Amendments.  This Agreement may only be amended or modified by a written amendment executed by authorized officers of the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Company.  Additionally, the parties specifically agree that any terms and conditions contained on Transfer Agent’s web site which Transfer Agent permits Company to access as part of the Services (including, but not limited to terms of use, click wrap agreements and/or shrink-wrap agreements on such sites) shall be of no force and effect on either Transfer Agent or Company if such terms and conditions conflict with the terms of this Agreement.

15.5   Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.6  Governing Law and Forum.  This Agreement and the performance hereunder shall be governed by the laws of the State of New Jersey without regard to conflicts of laws. Transfer Agent and Company hereby agree on behalf of themselves and any person claiming by or through them that the sole jurisdiction and venue for any litigation arising from or relating to this Agreement shall be an appropriate federal or state court located in Newark, New Jersey.

15.7  Force Majeure.

Neither party shall be considered in breach of or in default of any of its obligations under this Agreement to the extent that its performance hereunder is delayed or rendered impossible by one or more of the following force majeure events: acts of God, terrorist acts, natural disasters, wars, riots, governmental actions, fire, floods, explosions, labor strikes, labor walkouts or similar causes that are beyond a party’s reasonable control or extraordinary losses of utilities outside a party’s reasonable control and beyond the limits contemplated by the parties.  Notwithstanding the foregoing force majeure events shall not include Transfer Agent’s insolvency or changed financial condition.  The party whose performance is prevented, hindered or delayed by a force majeure event will immediately notify the other party of the occurrence of the force majeure event, describing in reasonable detail the nature of the force majeure event.  The occurrence of a force majeure event shall not excuse, limit or otherwise affect Transfer Agent’s obligation to provide normal recovery procedures or any other disaster recovery services described herein.

15.8  Third Party Beneficiaries.  The provisions of this Agreement are intended to benefit only Transfer Agent, Company and their respective permitted successors and assigns.  No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

15.9  Section Headings, Gender, Survival.  The headings of the sections of this Agreement are inserted for convenient reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural. All provisions hereof relating to proprietary rights, confidentiality and non-disclosure, notices, governing law and forum, contract interpretation, indemnification and limitation of liability shall survive the expiration or earlier termination of this Agreement.

15.10  Schedules, Priorities.  All exhibits and schedules (and attachments to any of the foregoing) are incorporated into this Agreement by reference and made a part of this Agreement.  In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.11  Merger of Agreement.  This Agreement, together with the exhibits, schedules and attachments (which are incorporated by reference herein)  constitute the entire agreement between the parties hereto and supersedes any prior and contemporaneous agreements, understandings, negotiations and discussions with respect to the subject matter hereof, whether oral or written. The parties also understand, acknowledge and agree that, unless otherwise specified in a written instrument signed by an officer of each party, no additional terms or changes to these terms are valid or binding on the parties, even if such additional terms or changes contain provisions to the contrary.  In addition to the foregoing, any web sites provided by Transfer Transfer Transfer Agent or its subcontractors as part of the Services , may contain or may reference to waiver language, disclaimer language, terms of use or so called “click-wrap” or “click through license” language which Transfer Transfer Agent or its subcontractors makes available to users  or, in the case of the click wrap or click through license language requires users to accept prior to accessing the web sites (collectively, “Web Language”). Notwithstanding such Web Language, and regardless of whether the Web Language is enforceable as to any users, such Web Language shall have no effect upon and shall not modify in any way any obligations of each of Company and Transfer  Agent to the other as set forth in this Agreement.

15.12  No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

15.13  Descriptive Headings.  Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.14  Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

15.15  Foreign Corrupt Practices Act.  The scope of services to be provided by Transfer Agent under this Agreement does not include any express need for Transfer Agent or any of its Employees to interact with any Government Official on behalf of Companywithout the prior written permission of Companyl.  In any event, Transfer Agent agrees that it will not, directly or indirectly through a third-party intermediary, including but not limited to an Employee, in connection with this engagement and the business resulting there from, interact in any improper manner with any Government Official, for the purpose of obtaining or retaining business for, directing business to, or securing any business advantage for, Company.  For purposes of this covenant, the term “Government Official” includes any employee, agent or representative of a non-U.S. government, and any non-U.S. political party, party official or candidate.  Government Official may also include royalty, non-U.S. legislators, representatives of non-U.S. state-owned enterprises, and employees of public international organizations (including but not limited to the United Nations, International Monetary Fund, World Bank and other international agencies and organizations), regardless of rank or position, and any individuals acting on behalf of a Government Official.

15.16 Waiver.  No term or provision hereof shall be deemed waived and no breach hereof shall be deemed consented to, unless such waiver or consent, as the case may be, is express and in writing signed by the party claimed to have waived or consented. No such waiver shall constitute a waiver of any other term or provision hereof, and no such consent shall constitute a consent to any other breach hereof.

15.17  Publicity.  Nothing contained in this Agreement shall be construed as conferring any right to use, or to refer to in any advertising, publicity, promotion, marketing or other activities, any name, trade name, trade or service mark, or any other designation of Company or “Company”, including, but not limited to, any contraction, abbreviation or simulation thereof..  Company hereby grants Transfer Agent the right to use a Company name solely as needed to perform the Services.

15.18  Moveable Goods.  Notwithstanding anything in this Agreement to the contrary, Agent shall have sole and exclusive care, custody and control of all of Company’s moveable goods (including, but not limited to, envelopes, proxy materials, stock certificates, dividend checks, ballots and other similar materials) in possession of Agent pursuant to this Agreement and shall be fully liable for any and all damage to or loss of such goods occurring during the time they are in Agent’s care, custody and control.

15.19 Performance Standards .

Any performance standards applicable to the Services shall be as agreed upon in writing by the parties.

15.20  Insurance.  Transfer Agent shall procure the required insurance coverage set forth in Exhibit F. All policies of insurance shall be with an insurance company with a current A.M. Best Rating of A- or better. Upon execution of this Agreement, Transfer Agent shall furnish to Company certificates of insurance evidencing the coverage required by this Agreement and Exhibit F, and Transfer Agent shall provide renewal certificates prior to the expiration of the respective policies.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc. and Computershare Trust Company, N. A.
Companies

On Behalf of Both Entities:		On behalf of each entity listed in Exhibit A, severally and not jointly

By:		By:
Name:	Dennis V. Moccia	Name:
Title:	Manager, Contract Administration	Title: